                                                                     EXHIBIT 21


                   SIGNIFICANT SUBSIDIARIES OF ANACOMP, INC.

                                                                Percentage of
                                      State or Country        Voting Securities
           Name                       of Incorporation              Owned *


Anacomp, GmbH                     Germany                            100%

Anacomp, Ltd.                     United Kingdom                     100%

Anacomp, S.A.                     France                             100%

Xidex (U.K.) Ltd.                 United Kingdom                     100%


* Directly or indirectly